February 11, 1997


WORLDPORT COMMUNICATIONS, INC.
100 California Street, Suite 1400
San Francisco, California 94111

Ladies and Gentlemen:

         Reference is made to your proposed registration and offering of 650,000 shares of Common Stock of WorldPort Communications, Inc., as contemplated by the Registration Statement (the "Registration Statement") on Form S-8 filed by you on February 11, 1997 ,with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents, as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.

         Based on the foregoing, it is our opinion that after the Registration Statement shall have become effective and the shares shall have been issued and delivered as described therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.

         Consent is hereby given to the use of this opinion as part of the Registration Statement referred to above and to the use of our name wherever it appears in said Registration Statement and the related prospectus.

                                                 Very truly yours,

                                              SNELL & WILMER, L.L.P.